Exhibit 99.1

Blue Water Vaccines Announces Signing of Sponsored Research Agreement with Cincinnati Children’s Hospital Medical Center for S&P Vaccine Platform Development

CINCINNATI, July 20, 2022 (GLOBE NEWSWIRE) -- Blue Water Vaccines Inc. (“BWV” or “Blue Water Vaccines” or “the Company”), a biopharmaceutical company developing transformational vaccines to address significant global health challenges, today announced that the Company has entered into a Sponsored Research Agreement (the “SRA”) with Cincinnati Children’s Hospital Medical Center (“Cincinnati Children’s”) to explore vaccine development of its norovirus shell and protrusion (S&P) platform for multiple diseases.

In July 2021, the Company entered an exclusive, global licensing agreement with Cincinnati Children’s to develop vaccines for multiple diseases using the medical center’s virus-like particle (VLP) vaccine platform. Currently, the platform is being utilized to develop BWV-301 for gastroenteritis caused by norovirus or rotavirus. Through the SRA, BWV will further fund research into this platform’s versatility across other diseases, including influenza and Alzheimer’s disease.

In a recent publication in Nano Research, titled “Bioengineered psuedovirus nanoparticles displaying the HA1 antigens of influenza viruses for enhanced immunogenicity,” Cincinnati Children’s researchers hypothesized that this platform might represent a method to create novel influenza vaccines. The SRA initiates the integration of the epitopes of limited variability identified at The University of Oxford into this S&P platform for vaccine development.

In addition, the SRA funds Cincinnati Children’s research analyzing the applicability of this platform to develop a vaccine for Alzheimer’s disease. Preliminary research indicates the potential to develop a vaccine to target and inactivate amyloid-beta, which can accumulate and form plaques commonly associated with Alzheimer’s disease.

“This agreement is an important step toward developing vaccines against multiple diseases that affect millions of individuals each year,” said Ming Tan, Ph.D., Associate Professor in the Division of Infectious Diseases and principal investigator of the study at Cincinnati Children’s. “Through this agreement and in collaboration with BWV, we can continue our research and work toward development of beneficial vaccines.”

Tan has a financial interest in the virus-like particle (VLP) vaccine platform technology that Cincinnati Children’s licensed to Blue Water Vaccines.

“We are very excited to continue our collaboration with Cincinnati Children’s and fund this research,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water Vaccines. “Research from Cincinnati Children’s has shown great promise for this platform, and we look forward to continuing this relationship to address significant public health challenges through effective vaccines.”

Gastroenteritis, influenza, and Alzheimer’s disease all represent significant global health challenges in illness and mortality, as well as associated economic loss. Efficacious vaccine intervention may prove an effective public health intervention and address such losses on a global scale.

About Blue Water Vaccines

Blue Water Vaccines Inc. is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children's Hospital Medical Center, and St. Jude Children's Hospital. The company is developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria, among others. Additionally, Blue Water Vaccines is developing a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children. For more information, visit www.bluewatervaccines.com.

About Cincinnati Children’s

Cincinnati Children's ranks among the top three in the nation in U.S. News & World Report's 2022-23 listing of Best Children's Hospitals. A nonprofit, academic medical center established in 1883, Cincinnati Children's is also one of the top three recipients of pediatric research grants from the National Institutes of Health. The medical center is internationally recognized for improving child health and transforming delivery of care through fully integrated, globally recognized research, education, and innovation. Additional information about technologies developed at Cincinnati Children's may be found at Innovation.CincinnatiChildrens.org

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on BWV’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the development of BWV’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. BWV does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in BWV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022, and periodic reports filed with the SEC on or after the date thereof. All of BWV’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contact Information:

Blue Water Media Relations

513-620-4101

Email: media@bluewatervaccines.com